SUBADVISORY AGREEMENT

                             ADDENDUM TO SCHEDULE A

Schedule A of the Subadvisory Agreement dated October 1, 2001 by and between American Express Financial Corporation and Royce & Associates, Inc. is amended as follows:


         Effective February 15, 2002, compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:



--------------------------- -----------------------------------------
Average Daily Net Assets*   Rate
--------------------------- -----------------------------------------
$0-$50 million              .80%
--------------------------- -----------------------------------------
$50-$100 million            .75%
--------------------------- -----------------------------------------
$100-$150 million           .70%
--------------------------- -----------------------------------------
$150-$200 million           .65%
--------------------------- -----------------------------------------
$200-$250 million           .60%
--------------------------- -----------------------------------------
$250-$300 million           .55%
--------------------------- -----------------------------------------
$300 +                      .50%
--------------------------- -----------------------------------------



Dated:  February 15, 2002


* Applies to average daily net assets that are subject to the Subadvisor's investment discretion.





American Express Financial Corporation            Royce & Associates, Inc.




By: /s/ Andrew O. Washburn                        By: /s/ Charles M. Royce
    -----------------------                           ----------------------
        Andrew O. Washburn                                Charles M. Royce
        Vice President-                                   President
        Director of Marketing